Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated November 21, 2025, with respect to the financial highlights of VanEck Environmental Services ETF, one of the series constituting VanEck ETF Trust, included in the Annual Report (Form N-CSR) for the year ended September 30, 2021, into the Prospectus and Statement of Additional Information, each dated December 19, 2025 and each included in this Post-Effective Amendment No. 2,917 to the Registration Statement (Form N-1A, File No. 333-123257) of VanEck ETF Trust, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
December 18, 2025